UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                          SCHEDULE 13G
                         (Rule 13d-1,2)


  INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND RULES 13D-2
            UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (AMENDMENT NO. __)*


                EDUCATION MANAGEMENT CORPORATION
--------------------------------------------------------------
                        (Name of Issuer)


             Common Stock, par value $.01 per share
--------------------------------------------------------------
                 (Title Of Class of Securities)


                         205102-28139T10
                         (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- --------------------------------
CUSIP NO. 205102-28139T10          13G
----------------------------------

-------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch & Co., Inc.

-------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

-------------------------------------------------------------
 3   SEC USE ONLY



-------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    ------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING     -------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

------------------------------------------ --------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

------------------------------------------- -------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                    [ ]


---------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

---------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO

---------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

---------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Group, Inc.

---------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

---------------------------------------------------------------
 3   SEC USE ONLY



---------------------------------------- ----------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

---------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    -------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    -------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

---------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
               [ ]


---------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

---------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     HC, CO

---------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Partners, Inc.

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

-----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

----------------------------------------- -----------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,016,900

-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                    [ ]


-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch LBO Partners No. I, L.P.

-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

-----------------------------------------------------------------
 3   SEC USE ONLY



-----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF    --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING     --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

                    ---------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                    [ ]


-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch Capital Appreciation Partnership No. IV, L.P.

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------
               5    SOLE VOTING POWER
                    None

  NUMBER OF    --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING     --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                    [ ]


----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML Offshore LBO Partners No. IV

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

               None

               -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

---------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                     [ ]


----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

-----------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML IBK Positions, Inc.

-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

-----------------------------------------------------------------
 3   SEC USE ONLY



-----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   -------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY          1,016,900
   EACH
 REPORTING    -------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

              -------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

---------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


----------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

----------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     CO

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     KECALP Inc.

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    ---------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               --------------------------------------------------
8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


----------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     7.07%

----------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     CO

----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10               13G
---------------------------------

-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Merrill Lynch KECALP L.P. 1986

-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

-----------------------------------------------------------------
 3   SEC USE ONLY



-----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ---------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING     --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               --------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


-----------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

     PN

----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML EMPLOYEES LBO MANAGERS, INC.

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   --------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    --------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               --------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ML EMPLOYEES LBO PARTNERSHIP NO. I L.P.

----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

----------------------------------------------------------------
 3   SEC USE ONLY



----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ---------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    ---------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               --------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     PN

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------------------
CUSIP NO. 205102-28139T10          13G
---------------------------------

-----------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     MERRILL LYNCH CAPITAL CORPORATION

-----------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint
     Filing
                                                  (a) [ ]
                                                  (b) [ ]

-----------------------------------------------------------------
 3   SEC USE ONLY



-----------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

-----------------------------------------------------------------
               5    SOLE VOTING POWER

                    None

  NUMBER OF   ---------------------------------------------------
   SHARES      6    SHARED VOTING POWER
BENEFICIALLY
 OWNED BY           1,016,900
   EACH
 REPORTING    ---------------------------------------------------
PERSON WITH    7    SOLE DISPOSITIVE POWER

                    None

               --------------------------------------------------
               8    SHARED DISPOSITIVE POWER

                    1,016,900

-----------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,016,900

-----------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*
                   [ ]


-----------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.07%

-----------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO

-----------------------------------------------------------------
              *SEE INSTRUCTION BEFORE FILLING OUT!

                          SCHEDULE 13G

Item 1 (a)     Name of Issuer:
               ---------------

               EDUCATION MANAGEMENT CORPORATION

Item 1 (b)     Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

               300 Sixth Avenue
               Pittsburgh, PA  15222

Item 2 (a)     Names of Persons Filing:
               ------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. I, L.P.
               Merrill Lynch Capital Appreciation Partnership No.
                IV, L.P.
               ML Offshore LBO Partnership No. IV, L.P.
               ML IBK Positions, Inc.
               KECALP Inc.
               Merrill Lynch KECALP L.P. 1986
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               Merrill Lynch Capital Corporation



Item 2 (b)     Address of Principal Business Office, or, if none,
               Residence:
               --------------------------------------------------

               Merrill Lynch & Co., Inc.
               Merrill Lynch Group, Inc.
               ML IBK Positions, Inc.
               Merrill Lynch Capital Corporation
               250 Vesey Street
               World Financial Center, North Tower
               New York, New York 10281

               Merrill Lynch Capital Partners, Inc.
               Merrill Lynch LBO Partners No. I, L.P.
               Merrill Lynch Capital Appreciation Partnership No.
                IV, L.P.
               KECALP Inc.
               ML Employees LBO Managers, Inc.
               ML Employees LBO Partnership No. I, L.P.
               Merrill Lynch KECALP L.P. 1986
               225 Liberty Street
               New York, NY 10080

               ML Offshore LBO Partnership No. IV, L.P.
               P.O. Box 25, Roseneath
               The Grange, St. Peter Port
               Guernsey, Channel Islands

Item 2 (c)     Citizenship:
               ------------

               Delaware, except ML Offshore LBO Partners No. IV, which is a Cayman Islands partnership.

Item 2 (d)     Title of Class of Securities:
               -----------------------------

               Common Stock, par value $.01 per share

Item 2 (e)     CUSIP Number
               ---------------
               205102-28139T10

Item 3         If this statement is filed pursuant to Rules 13d-1
               --------------------------------------------------
               (b); or 13d-2(b), check whether the person filing
                    is a
               --------------------------------------------------

               (a) [ ] Broker or Dealer registered under Section
                      16 of the Act
               (b) [ ] Bank as defined in section 3(a)(6) of the
                      Act
               (c) [ ] Insurance Company as defined in section
                      3(a)(19) of the Act
               (d) [ ] Investment Company registered under
                      section 8 of the Investment Company Act
               (e) [ ] Investment Adviser registered under
                      section 203 of the Investment Advisers Act
                      of 1940
               (f) [ ] Employee Benefit Plan, Pension Fund which
                      is subject to the provisions of the
                      Employee Retirement Income Security Act of
                      1974 or Endowment Fund; see  Sec. 240.13d-
                      1(b)(l)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                      Sec. 240.13d-1(b)(ii)(G)  (Note: See Item
                      7)
               (h) [ ] Group, in accordance with Sec. 240.13d-
                      1(b)(1)(ii)(H)


Item 4         Ownership
               ----------

               (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. I, L.P., KECALP Inc., and ML Employees LBO Managers, Inc. (the "Reporting Companies") disclaim beneficial ownership of the securities of Education Management Corporation referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Education Management Corporation covered by this statement.

               (b)   Percent of Class:

                         See Item 11 of Cover Pages

               (c) Number of shares as to which such person has:

                      (i)   sole power to vote or to direct the
                            vote:
                               See Item 5 of Cover Pages

                      (ii)  shared power to vote or to direct
                            the vote:
                               See Item 6 of Cover Pages

                      (iii) sole power to dispose or to direct
                            the disposition of:
                               See Item 7 of Cover Pages

                      (iv)  shared power to dispose or to direct
                            disposition of:
                               See Item 8 of Cover Pages

Item 5         Ownership Five Percent or Less of a Class.
               ------------------------------------------
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the cass of securties, check the following [ ].


Item 6         Ownership of More than Five Percent on Behalf of
               Another Person.
               ------------------------------------------------

     Certain wholly-owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.

Item 7         Identification and Classification of the
               Subsidiary Which Acquired the Security Being
               Reported on by the Parent Holding Company.
               --------------------------------------------------

               See Exhibit A

Item 8         Identification and Classification of Members of
               the Group.
               --------------------------------------------------

               See Exhibit B

Item 9         Notice of Dissolution of Group.
               -------------------------------

               Not Applicable

Item 10        Certification.
               --------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                            MERRILL LYNCH & CO., INC.
                            MERRILL LYNCH GROUP, INC.

Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                            MERRILL LYNCH CAPITAL PARTNERS, INC.


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                            MERRILL LYNCH LBO PARTNERS NO I,
                              L.P.
                            By:  Merrill Lynch Capital Partners,
                              Inc.
                                its general partner


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                 ------------------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                            MERRILL LYNCH CAPITAL APPRECIATION
                              PARTNERSHIP NO. IV, L.P.
                            By:  Merrill Lynch LBO Partners No.
                                   I,
                                its general partner
                            By:  Merrill Lynch Capital Partners,
                                   Inc.,
                                its general partner


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Vice President & Secretary


-------------
* See Powers of Attorney attached.

                            ML OFFSHORE LBO PARTNERS NO. IV
                            By:  Merrill Lynch LBO Partners No.
                                   I,
                                   its investment general partner
                            By:  Merrill Lynch Capital Partners,
                                   Inc.


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Vice President & Secretary

                                 ML IBK POSITIONS, INC.


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                                 KECALP INC.


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                                 MERRILL LYNCH KECALP L.P. 1986
                              By:  KECALP Inc., its general
                                    partner


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                 ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                                 ML EMPLOYEES LBO MANAGERS, INC.


Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                 ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                                 ML EMPLOYEES LBO PARTNERSHIP
                                   NO. I, L.P.
                            By:  ML EMPLOYEES LBO MANAGERS,
                                   INC., its general partner



Date:  February 11, 1997    By:  /s/ Marcia L. Tu
                                 ------------------------
                                 Marcia L. Tu
                                 Attorney-in-Fact*

                                 MERRILL LYNCH CAPITAL
                                   COPORATION


Date:  February 11, 1997    By:  /s/ James Rossi
                                 -------------------------
                                 James Rossi
                                 Attorney-in-Fact*

-------------
* See Powers of Attorney attached.

                    EXHIBIT A TO SCHEDULE 13G
                  -----------------------------

            ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES
            -----------------------------------------

     Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation with its principal place of business at World Financial Center, North Tower, 250 Vesey Street, New York, New York ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), KECALP Inc.("KECALP"), ML Employees LBO Managers, Inc. ("MLLBO"), Merrill Lynch Capital Corporation ("MLCC")and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, KECALP, MLLBO, MLCC and MLIBK.

     ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 7.07% of the securities of Education Management Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, KECALP, MLLBO, MLCC and MLIBK.

     MLCP, a Delaware corporation, may be deemed to be the beneficial owner of 4.8% of the Securities by virtue of which its status as (i) general partner of a limited partnership, Merrill Lynch LBO Partners No. I, L.P., that acts as general partner of Merrill Lynch Capital Appreciation Partnership No. IV, which is the record owner of less than 5% of the Securities, and ML Offshore LBO Partners No. IV, which is the record owner of less than 5% of the Securities and (ii) its subsidiary, MLLBO, which acts as the general partner of ML Employees LBO Partnership No. I, L.P., the record owner of less than 5% of the Securities.

     KECALP is a wholly-owned subsidiary of ML Group and acts as general partner of a limited partnership, Merrill Lynch KECALP
L.P. 1986, which is the record owner of less than 5% of the Securities.

     MLIBK, a wholly-owned subsidiary of ML Group, is the record owner of less than 5% of the Securities and, in addition, may be deemed to be the beneficial owner of less than 5% of the Securities that are held by its subsidiary Merrill Lynch Capital
Corporation.

     Those partnerships and subsidiaries that are the record owners of the Securities may be deemed to be members of a group and therefore may be deemed to beneficially own all the Securities held by the group. In addition, the general partners and the parent corporations may be deemed to beneficially own all of the shares deemed beneficially owned by members of the group. Each entity disclaims beneficial ownership of the Securities not held of record by it.

                            EXHIBIT B

The following entities may be deemed to be members of a group.
All of such entities disclaim membership in such group, except
Merrill Lynch Capital Appreciation Partnership No. IV, L.P. and
ML Offshore LBO Partners No. IV.  See Exhibit A.

Merrill Lynch LBO Partners No. I, L.P.
Merrill Lynch Capital Appreciation Partnership No. IV, L.P.
ML Offshore LBO Partnership No. IV, L.P.
ML IBK Positions, Inc.
Merrill Lynch KECALP L.P. 1986
ML Employees LBO Partnership No. I, L.P.
Merrill Lynch Capital Corporation

                            EXHIBIT C
                            ---------

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
  OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND RULES
                 THEREUNDER, BY AND ON BEHALF OF

                    MERRILL LYNCH & CO., INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                 MERRILL LYNCH & CO., INC.



                                 By  /s/Barry S. Friedberg
                                     --------------------------
                                      Barry S. Friedberg
                                      Executive Vice President

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
       OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
            AND RULES THEREUNDER, BY AND ON BEHALF OF

                    MERRILL LYNCH GROUP, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawful attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 8th day of December 1994.


                                MERRILL LYNCH GROUP, INC.



                                By:  /s/Rosemary T. Berkery
                                     ---------------------------
                                        Rosemary T. Berkery
                                        Vice President

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
       OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
            AND RULES THEREUNDER, BY AND ON BEHALF OF

                     ML IBK POSITIONS, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                ML IBK POSITIONS, INC.



                                By:  /s/James V. Caruso
                                    ----------------------------
                                        James V. Caruso
                                        Vice President

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
       OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
            AND RULES THEREUNDER, BY AND ON BEHALF OF

                           KECALP INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                KECALP INC.


                                By:  /s/James V. Caruso
                                     -------------------------
                                        James V. Caruso
                                        Vice President

                        POWER OF ATTORNEY
 TO PREPARE AND EXECUTE DOCUMENTS PURSUANT TO SECTIONS 13 AND 16
       OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED,
            AND RULES THEREUNDER, BY AND ON BEHALF OF

                 ML EMPLOYEES LBO MANAGERS, INC.

     KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints MARCIA L. TU its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML Employees LBO Managers, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder(collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of November 1994.


                                ML EMPLOYEES LBO MANAGERS, INC.


                                By:  /s/James V. Caruso
                                     -------------------------
                                        James V. Caruso
                                        Vice President


                        POWER OF ATTORNEY
 To Prepare and Execute Documents Pursuant to Sections 13 and 16
       of the Securities Exchange Act of 1934, as Amended, and Rules Thereunder, by and on Behalf of

                Merrill Lynch Capital Corporation

     Know all by these presents, that the undersigned hereby constitutes and appoints James Rossi its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Capital Corporation's direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

     The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 30th day of January 1997.


                                MERRILL LYNCH CAPITAL
                                 CORPORATION



                                By:  /s/Jeffrey Martin
                                     -------------------------
                                        Jeffrey Martin
                                        Senior Vice President